Exhibit 99.1

 December 1, 2009

For Immediate Release

Sport Supply Group Retires Convertible Debentures

•	Notes bearing 5.75% yield repaid in full
•	Diluted shares outstanding decreases from 14.53 million to approximately 12.55 million effective December 31, 2009

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today announced it has retired all of its outstanding 5.75% subordinated convertible debentures. The Company had $28.9 Million in outstanding convertible debentures that were repaid today via cash on-hand and borrowings underneath the Company’s $40.0 Million revolving credit facility.  The borrowings under the Company’s credit facility bear interest, subject to consolidated leverage ratios, at LIBOR plus 1.25%.  Based upon today’s LIBOR rate, the interest rate on borrowings would approximate 1.49% per annum.   The Company estimates that it will save approximately $2.1 Million in interest expense for the 12 months ending June 30, 2010 as compared to the 12 months ended June 30, 2009 as a result of these lower interest rates and reduced borrowings.

The Company will have approximately $11.0 to $14.0 Million in debt remaining under its revolving credit facility at the end of its second fiscal quarter ending December 31, 2009, which, given current cash flow trends (and barring other potential uses of cash such as acquisitions, internal expansion and / or stock repurchases), will likely be repaid within the next 6-12 months.

Adam Blumenfeld, Chairman and Chief Executive Officer, stated: “In December 2006, Sport Supply Group had $85.6 Million in outstanding debt. We are proud to have reduced our indebtedness by more than $70 Million during the last 36 months, largely through operating cash flow. This speaks to the resiliency of Sport Supply’s business model during the most challenging of economic times. We believe there are a number of strategic opportunities within our industry and we intend to put the strength of our balance sheet to use for the benefit of all shareholders.”

The Company stated, as a result of retiring its convertible debentures, the Company’s diluted weighted average shares outstanding will decrease from 14.53 million shares for the quarter ending September 30, 2009 to approximately 12.55 million shares for its second fiscal quarter ending December 31, 2009.

Sport Supply Group Inc. is the nation's leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 person telesales team, more than 200 direct sales professionals, 60 Platinum Re-distribution partners and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements relating to Sport Supply Group’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “likely”, “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Sport Supply Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Sport Supply Group’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Sport Supply Group is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Sport Supply Group, Inc., Dallas Adam Blumenfeld, 972-243-8100

SOURCE: Sport Supply Group, Inc.